As filed with the Securities and Exchange Commission on June 25, 2013
Registration No. 333-188734

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CADIZ INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
__________________________

550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
__________________________

Timothy J. Shaheen
Chief Financial Officer
550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Howard J. Unterberger, Esq.
Theodora Oringher PC
10880 Wilshire Boulevard, Suite 1700
Los Angeles, California 90024
(310) 557-2009

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $0.01 Per Share	9,693,141 Shares(1)	$5.525 (2)	$53,554,604.03	$7,304.85(3)

(1)
This registration statement is being used to register for resale 9,693,141 shares of common stock.  The shares of common stock being registered include 9,443,141 shares that are issuable to selling stockholders upon conversion of principal and accrued interest under certain 7.00% Convertible Senior Notes (the “Notes”) issued by us in March 2013 pursuant to an indenture between us and The Bank of New York Mellon Trust Company, N.A., as Trustee.  These 9,443,141 shares include 6,640,745 shares attributable to the conversion of the $53,458,000 principal amount of the Notes, as well as 2,802,395 shares that may be issued upon the conversion of the maximum of $22,559,276 in interest that may be accrued under the Notes through maturity.  The shares of common stock being registered also include 250,000 shares that are issuable to selling stockholders upon the exercise of warrants which were issued by us in October 2012.  This registration statement shall also cover an indeterminate number of additional shares of common stock that may become issuable by virtue of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq Global Market for May 15, 2013, which date is within five business days prior to the initial filing date of this registration statement.

(3)	The registration fee was previously paid on May 21, 2013 upon filing of the original registration statement.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED JUNE 25, 2013, SUBJECT TO COMPLETION

PROSPECTUS
CADIZ INC.

9,693,141 Shares of Common Stock

    The selling stockholders identified in this prospectus may offer from time to time up to  9,693,141 shares of our common stock, par value $0.01 per share, including 9,443,141 shares of common stock that may be acquired by selling stockholders upon conversion of principal and accrued interest under $53,458,000 in 7.00% Convertible Senior Notes issued by us in March 2013 at face amount, without discount (the “Notes”) and 250,000 shares of common stock issuable upon the exercise of warrants issued to selling stockholders in connection with an amendment to our then existing term loan in October 2012 (the “Warrants”).  We are contractually obligated to register the shares which may be acquired pursuant to the exercise of the Notes or Warrants, which the selling stockholders may resell.

    We will not receive any of the proceeds from the resale of the shares of our common stock by the selling stockholders, other than payment of the exercise price of the warrants.  Our obligations to pay amounts otherwise due under the Notes will, however, be reduced as a result of the issuance of our common stock in conversion of principal and accrued interest on the Notes. We have agreed to pay for expenses of this offering.

    The selling shareholders may sell the shares of our common stock covered by this prospectus from time to time through any of the means described in the section of this prospectus entitled “Plan of Distribution.”  The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

    Our common stock is traded on the Nasdaq Global Market under the symbol "CDZI".  On May 20, 2013, the last reported sale price of our common stock on Nasdaq was $6.06.

    We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.

    Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 7.
___________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is ________, 2013.

ABOUT THIS PROSPECTUS

    You may rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

    Unless the context otherwise requires, the terms “we,” “us,” “our,” “Cadiz,” and “the Company” refer to Cadiz Inc., a Delaware corporation.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

    Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes."  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 7.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus and listed in "Where You Can Find More Information" on page 18.

PROSPECTUS SUMMARY

About Cadiz

    We are a land and water resource development company with 45,000 acres of land in three separate areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality, naturally recharging groundwater resources, and is situated in proximity to the Colorado River and the Colorado River Aqueduct (“CRA”), the major source of imported water for Southern California.  Our main objective is to realize the highest and best use of these land and water resources in an environmentally responsible way.

    For more than 20 years, we have maintained an agricultural development at our 34,000-acre property in the Cadiz Valley, relying upon groundwater from the underlying aquifer system for irrigation.  In 1993, we secured permits to develop agriculture on up to 9,600 acres of the Cadiz Valley property and withdraw more than one million acre-feet of groundwater from the underlying aquifer system.  Since that time, we have maintained various levels of agriculture at the property and this operation has provided our principal source of revenue.

    In addition to our sustainable agricultural operations, we believe that the long-term value of our land assets can best be derived through the development of a combination of water supply and storage projects at our properties.  The primary factor driving the value of such projects is continuing pressure on water supplies throughout California, including environmental restrictions and regulatory shortages on each of the State’s three main water sources:  the State Water Project, the Colorado River and the Los Angeles Aqueduct.  Southern California’s water providers rely on these imported sources for a majority of their water supplies, but deliveries from all three systems have been below capacity over the last several years.  Availability of supplies in California also differs greatly from year to year due to natural hydrological variability. For example, State Water Project deliveries are presently limited to just 35% of capacity for 2013 due to ongoing environmental restrictions and below average precipitation.  Southern California water providers are seeking new, reliable supply solutions to address anticipated limitations of traditional water supplies and to plan for long-term water needs but cost-effective alternatives and solutions are limited.

    At present, our water development efforts are primarily focused on the Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project” or “Project”), which will capture and conserve millions of acre-feet of native groundwater currently being lost to evaporation from the aquifer system beneath our Cadiz Valley property and deliver it to water providers throughout Southern California.  We believe that the ultimate implementation of this Water Project will create the primary source of our future cash flow and, accordingly, our working capital requirements relate largely to the development activities associated with this Water Project.

    We also continue to explore additional uses of our land and water resource assets, including additional agricultural opportunities, renewable energy power generation opportunities, and the development of a land conservation bank on our properties outside the Water Project area.

    In addition to these development efforts, we will also pursue strategic investments in complementary business or infrastructure to meet our objectives.  We cannot predict with certainty when or if these objectives will be realized.

Corporate Information

    We are a Delaware corporation with our principal executive offices located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071. Our telephone number is (213) 271-1600. We maintain a corporate website at www.cadizinc.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

Summary of Offering

Common stock offered by the selling stockholders
9,693,141 shares of common stock, including 250,000 shares of common stock issuable to the selling stockholders upon exercise of the Warrants and 9,443,141 shares of common stock issuable to the selling stockholders upon conversion of principal and accrued interest on the Notes.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders.

Nasdaq Global Market symbol	“CDZI”

Risk Factors	See “Risk Factors” beginning on page 7 and other information in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

RISK FACTORS

    An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

Our Development Activities Have Not Generated Significant Revenues

    At present, our development activities include water resource and agricultural development at our San Bernardino County properties.  We have not received significant revenues from our development activities to date and we do not know when, if ever, we will receive operating revenues sufficient to offset the costs of our development activities.  As a result, we continue to incur a net loss from operations.

We May Never Generate Significant Revenues or Become Profitable Unless We Are Able to Successfully Implement Programs to Develop Our Land Assets and Related Water Resources

    We do not know the terms, if any, upon which we may be able to proceed with our water and other development programs.  Regardless of the form of our water development programs, the circumstances under which supplies or storage of water can be developed and the profitability of any supply or storage project are subject to significant uncertainties, including the risk of variable water supplies and changing water allocation priorities.  Additional risks include our ability to obtain all necessary regulatory approvals and permits, litigation by environmental or other groups, unforeseen technical difficulties, general market conditions for water supplies, and the time needed to generate significant operating revenues from such programs after operations commence.

The Development of Our Properties Is Heavily Regulated, Requires Governmental Approvals and Permits That Could Be Denied, and May Have Competing Governmental Interests and Objectives

    In developing our land assets and related water resources, we are subject to local, state, and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, environmental impacts, infrastructure design, subdivision of land, construction and similar matters.  Our development activities are subject to the risk of adverse interpretations or changes to U.S. federal, state and local laws, regulations and policies.  Further, our development activities require governmental approvals and permits.  If such permits were to be denied or granted subject to unfavorable conditions or restrictions, our ability to successfully implement our development programs would be adversely impacted.

    The opposition of government officials may adversely affect our ability to obtain needed government approvals and permits upon satisfactory terms in a timely manner.  In this regard, federal government appropriations currently preclude spending for any proposal to store water for the purpose of export or for any activities associated with the approval of rights-of-way on lands managed by the Needles Field Office of the U.S. Bureau of Land Management (the “BLM”).  Federal government appropriations also direct the U.S. Department of the Interior (the “DOI”) to confirm that the Water Project’s proposed use of a portion of ARZC’s for its conveyance pipeline is within the scope of ARZC’s right-of-way.  According to existing federal law and direction from the DOI in Memorandum Opinion M-23075 a railroad has the authority to grant third party uses within its rights-of-way without BLM approval if those uses will serve a railroad purpose.  The Project and pipeline will further numerous railroad purposes, including fire suppression and access to water for railroad business operations, and the ARZC has provided information regarding these purposes to the BLM.  As a result, we do not believe federal right-of-way approval is required to implement the Project; however, this may be subject to challenge.

    Additionally, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge proposed plans and approvals.  Opposition from third parties will cause delays and increase the costs of our development efforts or preclude such development entirely. In California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project.  We are currently named as a real party in interest in eight lawsuits challenging the various Water Project approvals granted to date and expect to be party to various legal proceedings arising in the general course of our business related to the development of the Water Project.  While we have worked with representatives of various environmental and third party interests and agencies to minimize and mitigate the impacts of our planned projects, certain groups may remain opposed to our development plans.

Our Failure to Make Timely Payments of Principal and Interest on Our Indebtedness May Result in a Foreclosure on Our Assets

    As of December 31, 2012, we had indebtedness outstanding to our senior secured lenders of approximately $65.26 million.  This debt was refinanced in March 2013 and a new senior secured $30 million facility is secured by our assets.  To the extent that we do not make principal and interest payments on the senior secured indebtedness when due in 2016, or if we otherwise fail to comply with the terms of agreements governing our indebtedness, we may default on our obligations.

The Conversion of Our Outstanding Convertible Notes into Common Stock Would Dilute the Percentage of Our Common Stock Held by Current Stockholders

    In connection with our March 2013 debt refinance, we issued approximately $53.5 million in convertible Notes at face amount, without discount.  Principal and accrued interest under the convertible Notes can be converted into common stock at $8.05 per share at the election of our lenders.  An election by our lenders to convert all or a portion of principal and accrued interest under these convertible Notes into common stock will dilute the percentage of our common stock held by current stockholders up to 6.81 million shares as of May 10, 2013, and up to an additional 2.6 million shares if held to maturity.

We May Not Be Able To Obtain the Financing We Need To Implement Our Asset Development Programs

    Based upon our current and anticipated usage of cash resources, we have sufficient funds to meet our expected working capital needs until mid-2014. We will continue to require additional working capital to meet our cash resource needs until such time as our asset development programs produce revenues.  If we cannot raise funds if and when needed, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.  We cannot assure you that our current lenders, or any other lenders, will give us additional credit should we seek it.  If we are unable to obtain additional credit, we may engage in further financings.  Our ability to obtain financing will depend, among other things, on the status of our asset development programs and general conditions in the capital markets at the time funding is sought.  Although we currently expect our capital sources to be sufficient to meet our near term liquidity needs, there can be no assurance that our liquidity requirements will continue to be satisfied.  Any further equity or convertible debt financings would result in the dilution of ownership interests of our current stockholders.

The Issuance of Equity Securities Under Management Equity Incentive Plans Will Impact Earnings

    Our compensation programs for management emphasize long-term incentives, primarily through the issuance of equity securities and options to purchase equity securities.  It is expected that plans involving the issuance of shares, options, or both will be submitted from time to time to our stockholders for approval.  In the event that any such plans are approved and implemented, the issuance of shares and options under such plans may result in the dilution of the ownership interest of other stockholders and will, under currently applicable accounting rules, result in a charge to earnings based on the value of our common stock at the time of issue and the fair value of options at the time of their award.  The expense would be recorded over the vesting period of each stock and option grant.

The Volatility of Our Stock Price Could Adversely Affect Current and Future Stockholders

    The market price of our common stock is volatile and fluctuates in response to various factors which are beyond are control.  Such fluctuations are particularly common in companies such as ours, which have not generated significant revenues.  The following factors, in addition to other risk factors described in this section, could cause the market price of our common stock to fluctuate substantially:

    ●           developments involving the execution of our business plan;
    ●           disclosure of any adverse results in litigation;
    ●           regulatory developments affecting our ability to develop our properties;
    ●           the dilutive effect or perceived dilutive effect of additional debt or equity financings;
    ●           perceptions in the marketplace of our company and the industry in which we operate; and
    ●           general economic, political and market conditions.

    In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies.  These broad fluctuations may adversely affect the market price of our common stock.  Price volatility could be worse if the trading volume of our common stock is low.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of any or all of the shares being offered by the selling stockholders under this prospectus.   Our obligations to pay amounts otherwise due under the Notes will, however, be reduced as a result of the issuance of our common stock in conversion of principal and accrued interest on the Notes.  We may receive an amount of up to approximately $2,500,000 upon the exercise of the Warrants, if exercised.  Any proceeds that we receive from the exercise of Warrants will be used by us for general working capital. There can be no assurances that any of the Warrants will be exercised.

SELLING STOCKHOLDERS

    This prospectus covers the resale or other disposition of up to an aggregate of 9,693,141 shares of our common stock issuable to the stockholders identified in the table below with respect to securities issued in connection with our issuance of warrants in October 2012 and our issuance of convertible notes in March 2013.

    In October 2012, we increased the capacity of our then existing corporate term debt by an additional $5 million.  Concurrently with the funding of the new $5 million facility, we issued to the lenders, who are listed as selling stockholders in the table below, warrants to purchase an aggregate of 250,000 shares of common stock (“Warrants”).  The Warrants have an exercise price of $10 per share and expire on October 30, 2014.

    In March 2013, we completed arrangements with our lenders to refinance the Company’s existing corporate term debt and established two separate debt instruments, a $30 million senior secured mortgage loan due in March 2016, and $53.5 million in 7.00% Convertible Senior Notes at face amount, without discount (the “Notes”) due in March 2018, with no principal or interest payments due on either instrument until maturity.  Principal and accrued interest at 7% per annum under the Notes are convertible into our common stock at a price of $8.05 per share, resulting in an aggregate maximum of 9,443,141 million shares issuable to the holders of the Notes, who are listed as selling stockholders in the table below, through maturity on March 5, 2018.  The number of shares being offered by this prospectus assumes the conversion of the full amount of the Notes at maturity, giving effect to all interest accrued through that date.  In the event that all or part of the Notes are converted prior to the final maturity date, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.

    Pursuant to our contractual arrangements with the holders of the Notes, unless and until the approval of our stockholders is obtained, no lender shall be able to convert principal and accrued interest on the Notes into shares of our common stock to the extent that after such conversion such holder would own more than 3,089,006 shares (i.e. 19.99% of the 15,452,756 shares of our common stock which were outstanding at the time the Notes were issued). The number of shares being offered by this prospectus does not reflect this limitation.

    We have agreed to register the shares of our common stock issuable upon exercise of the Warrants and upon conversion of principal and accrued interest on the Notes at our own expense.  Accordingly, we have filed with the United States Securities and Exchange Commission (the “Commission”) a registration statement, of which this prospectus is a part, for the resale of those shares.

    None of the selling stockholders, except as noted in the table below, has held any position or office or had a material relationship with us other than under our previously existing corporate term debt, under the terms of the agreements pursuant to which the Warrants and the Notes were issued, or as a result of the ownership of our common stock.

    We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.

    The following table is based on information supplied to us by the selling stockholders identified in the table.  The table sets forth, as to the selling stockholders identified, the number of shares of common stock that each selling stockholder beneficially owns (including any shares the selling stockholder has the right to acquire within 60 days), the number of shares of common stock beneficially owned by each selling stockholder that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock to be held by each such selling stockholder assuming the sale of all the common stock offered hereby.

Name of Selling Stockholders	Securities Beneficially Owned Prior to Offering (1)	Securities which may be Offered Pursuant to this Prospectus (2)	Securities Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)

LC Capital Master Fund Ltd. 680 Fifth Avenue, 12th Floor New York, New York 10019-5429	3,089,006(5)	5,247,984(6)	905,000	3.60%
Nokomis Capital Master Fund, L.P. 2305 Cedar Springs Rd., Suite 420 Dallas, TX 75201	1,198,805(7)	1,663,122(8)	0	0%
Altima Partners LLP 11 Slingsby Place, 2nd Floor St Martin's Courtyard London WC2E 9AB United Kingdom	1,586,971(9)	176,646(10)	1,459,641	5.80%
Water Asset Management LLC 509 Madison Avenue Suite 804 New York, NY 10022	1,515,362(11)	350,400(12)	1,227,890	4.88%
MILFAM II LP 222 Lakeview Avenue, Suite 160-365 West Palm Beach, Florida 33401	753,720(13)	1,003,451(14)	9,478.04%
Sphinx Trading, LP 111 West Jackson Blvd, 20th Floor Chicago, IL 60604	318,323(15)	441,615(16)	0	0%

Name of Selling Stockholders	Securities Beneficially Owned Prior to Offering (1)	Securities which may be Offered Pursuant to	Securities Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)
Wolverine Flagship Fund Trading Limited 175 W. Jackson Blvd. Suite 200 Chicago, Illinois 60604	254,658(17)	353,292(18)	0	0%
B Riley & Co., LLC (19) 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	127,329(20)	176,646(21)	0	0%
Moussescapade, L.P. 9 West 57th Street New York, NY 10019	74,488(22)	103,338(23)	0	0%
Bryant & Carleen Riley JTWROS 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	35,016(24)	48,578(25)	0	0%
Robert Antin Children Irrevocable Trust Dtd 01/01/01 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	31,832(26)	44,161(27)	0	0%
Riley Family Trust Dtd 6/20/89 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	31,832(28)	44,161(29)	0	0%
B. Riley & Co. LLC 401(k) Profit Sharing Plan 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	28,649(30)	39,745(31)	0	0%
___________________________

(1)
Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.  Except as otherwise noted herein, the number of shares beneficially owned by each selling stockholder identified in this table is as of May 10, 2013.  Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2)
Includes shares of common stock issuable upon exercise of the Warrants and upon conversion of principal and accrued interest under the Notes.  In the event not all of the Warrants are exercised, or in the event that all or part of the Notes are converted prior to the final maturity date, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.

(3)	Assumes the sale of all shares of common stock offered hereby.

(4)
Based upon 15,452,756 shares of common stock outstanding as of May 10, 2013, and assuming the issuance, upon exercise of the Warrants and conversion of the Notes, of all of the shares of common stock being offered by this prospectus.

(5)
Includes 905,000 shares of common stock beneficially owned as of May 10, 2013.  Also includes 50,000 shares issuable upon exercise of the Warrants acquired by LC Capital Master Fund Ltd (“LC Capital”) in the 2012 Warrant issuance and 2,134,006 shares of common stock issuable upon conversion of $17,178,748 in principal under the Notes at a conversion rate of $8.05 per share.

Does not include 3,063,978 shares of common stock as to which LC Capital was not the beneficial owner as of May 10, 2013, consisting of (i) 1,612,783 shares of common stock issuable upon conversion of an additional of $12,982,902 principal and interest which is presently convertible but which may not be converted unless and until approval is obtained from our stockholders to the extent that, following such conversion, LC Capital would own more than 3,089,006 shares (i.e. 19.99% of the 15,452,756 shares of our common stock outstanding at the time of the Notes issuance) and (ii) $11,682,122 in interest convertible into 1,451,195 shares which may accrue in favor of LC Capital prior to maturity, but which has not yet accrued.

These securities may be deemed to be beneficially owned by LC Capital Partners, LP ("Partners"), LC Capital Advisors LLC ("Advisors"), Lampe Conway, LC Capital International LLC ("International"), Steven G. Lampe (“Lampe”) and Richard F. Conway ("Conway") by virtue of the following relationships: (i) Partners' beneficially owns one-third of the outstanding shares of the Master Fund; (ii) Advisors is the sole general partner of Partners; (iii) Lampe Conway acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements, and as a result of such agreements, Lampe Conway shares voting and dispositive power over the securities; (iv) International acts as investment advisor to the Master Fund pursuant to an investment advisory agreement and, as a result, International shares voting and dispositive power over the securities; and (v) Lampe and Conway act as the sole managing members of each of Advisors, Lampe Conway and International and are the natural persons with voting and dispositive power over these securities.

Also includes 145,508 shares of Common Stock held by Steven G. Lampe over which he has sole voting and dispositive power. Master Fund disclaims beneficial ownership over these securities.

(6)
Includes 50,000 shares issuable upon exercise of the Warrants and 5,197,984 shares of common stock issuable upon conversion of $41,843,772 in principal and interest under the convertible Notes if held to maturity at a conversion rate of $8.05 per share.

(7)
Includes 1,198,805 shares of common stock issuable upon conversion of $9,650,375 in principal and interest under the convertible Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $3,737,755 in interest, or 464,317 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity. The securities may be deemed beneficially owned by Nokomis Capital, LLC, the investment manager for the selling stockholder.   Brett Hendrickson is the sole member of Nokomis Capital, LLC, and is the natural born person with voting and investment power over the securities held by the selling stockholder. Mr. Hendrickson disclaims beneficial ownership over these securities.

(8)	Includes 1,663,122 shares of common stock issuable upon conversion of $13,388,130 in principal and interest under the convertible Notes, if held to maturity at a conversion rate of $8.05 per share.

(9)
Includes 1,237,418 shares of common stock beneficially owned as of May 10, 2013 by Altima Global Special Situations Master Fund Limited, Altima Global Special Opportunities Master Fund Limited, Altima Services UK and Mark Donegan.  Also includes 127,329 shares of common stock issuable upon conversion of $1,025,000 in principal and interest beneficially owned by Altima Global Special Situations Master Fund Ltd (“Special Situations”) under the convertible Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Also includes 166,667 shares issuable upon exercise of warrants held by Special Situations and 55,556 shares issuable upon exercise of warrants held by Altima Services UK Limited (“Services”) issued in our November 2011 private placement.

Does not include $397,000 in interest, or 49,317 shares, which will accrue in favor of Special Situations prior to maturity of the convertible Notes.

These securities may be deemed to be beneficially owned by Altima Partners, LLP ("Partners"), Dominic Redfern (“Redfern”) and Mark Donegan ("Donegan") inasmuch as Partners serves as investment manager of Special Situations, Altima Global Special Opportunities Master Fund Ltd and Services and Redfern and Donegan are co-Portfolio Managers of Partners.  As such, Mr. Redfern and Mr. Donegan are the natural persons with voting and dispositive power as to the securities held by Special Situations and Services.  Mr. Redfern and Mr. Donegan disclaim beneficial ownership over these securities.

Mr. Donegan has sole voting and dispositive power as to the remaining 24,300 shares which are also included. These securities may be deemed beneficially owned by Mr. Donegan.

Further, under the terms of the Private Placement Agreement pursuant to which the Notes were issued, the number of shares of common stock into which the Notes held by Special Situations are convertible is limited to that number of shares of common stock which would result in Special Situations having beneficial ownership of 9.99% of the total issued and outstanding shares of common stock (the “Ownership Limitation”).  As a result, each of the parties named herein disclaims beneficial ownership of any and all shares of common stock that would cause such party’s beneficial ownership to exceed the Ownership Limitation.

(10)
Includes 176,646 shares of common stock issuable to the selling stockholder upon conversion of $1,422,000 in principal and interest under the Notes if held to maturity at a conversion rate of $8.05 per share.

(11)
Includes 1,227,890 shares of common stock beneficially owned as of May 10, 2013.  Also includes 125,000 shares issuable upon exercise of the Warrants acquired in the 2012 issuance and 162,472 shares of common stock issuable upon conversion of $1,307,900 in principal under the convertible Notes at a conversion rate of $8.05 per share. Does not include $506,572 in interest, or 62,928 shares, which will accrue in favor of the selling stockholder prior to maturity.   The securities may be deemed beneficially owned by Water Asset Management, LLC, investment manager for the selling stockholder.  Marc Robert, Matt Diserio and Disque D. Deane Jr., co-portfolio managers, are the natural born persons with shared voting and investment power over the securities beneficially owned by the selling stockholder. Each of Mr. Robert, Mr. Diserio and Mr. Deane disclaims beneficial ownership over these securities.

(12)
Includes 125,000 shares issuable upon exercise of the Warrants and 225,400 shares of common stock issuable upon conversion of $1,814,472 in principal and interest under the Notes if held to maturity at a conversion rate of $8.05 per share.

(13)
Includes 9,478 shares of common stock beneficially owned as of May 10, 2013.  Also includes 75,000 shares issuable upon exercise of the Warrants acquired in the 2012 Warrant issuance and 669,242 shares of common stock issuable upon conversion of $5,387,400 in principal under the Notes at a conversion rate of $8.05 per share. Does not include $2,086,632 in interest, or 259,209 shares, which will accrue in favor of the selling stockholder prior to maturity.   Mr. Lloyd I. Miller, III is the manager of a limited liability company that is the general partner of Milfam II L.P. Mr. Miller is the natural born person with voting and dispositive power over the securities beneficially owned by Milfam II L.P.

(14)
Includes 75,000 shares issuable upon exercise of the Warrants and 928,451 shares of common stock issuable upon conversion of $7,474,032 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(15)
Includes 318,323 shares of common stock issuable upon conversion of $2,562,500 in principal and interest under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $992,500 in interest, or 123,292 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity. These securities may be deemed beneficially owned by Oakmont Investments, LLC, the general partner of the selling stockholder. Daniel Asher, managing member of Oakmont Investments, is the natural born person who exercises dispositive and voting power with respect to the securities owned by the selling stockholder.  Sphinx Trading, LP has indicated that it is a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.  Sphinx Trading, LP is an “underwriter” within the meaning of the Securities Act with respect to the shares it is offering for resale.

(16)	Includes 441,615 shares of common stock issuable upon conversion of $3,555,000 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(17)
Includes 254,658 shares of common stock issuable upon conversion of $2,050,000 in principal and interest under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $794,000 in interest, or 98,634 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity.

Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited (the “Fund”) and consequently has voting and investment power with respect to the securities held by the selling stockholder. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust are deemed to control Wolverine Trading Partners, Inc. (“WTP”), the general partner of Wolverine Holdings. Each of Mr. Bellick, Mr. Gust, WTP, Wolverine Holdings, and WAM disclaims beneficial ownership of the shares held by the Fund.   This selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

(18)	Includes 353,292 shares of common stock issuable upon conversion of $2,844,000 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(19)
B. Riley & Co., LLC served as advisor on the debt refinancing transaction and placement agent for the Notes.  Under the terms of our Placement Agent Agreement with B. Riley, we paid a fee of $825,000 to B. Riley for its services.  B. Riley & Co., LLC has indicated that it is a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.  B. Riley & Co., LLC is an “underwriter” within the meaning of the Securities Act with respect to the shares it is offering for resale.

(20)
Includes 127,329 shares of common stock issuable upon conversion of $1,025,000 in principal and interest under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $397,000 in interest, or 49,317 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity.

Mr. Bryant Riley is the chairman of the selling stockholder and is the natural born person with voting and investment power over the securities. These securities may be deemed beneficially owned by Mr. Riley. Mr. Riley is a director of the Company.

(21)	Includes 176,646 shares of common stock issuable upon conversion of $1,422,000 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(22)
Includes 74,488 shares of common stock issuable upon conversion of $599,625 in principal and interest under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $232,245 in interest, or 28,850 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity.   The securities may be deemed beneficially owned by Nokomis Capital, LLC, the investment manager for the selling stockholder.   Brett Hendrickson, sole member of Nokomis Capital, LLC, and Mr. Charles Heilbronn and Ms. Jean Hoysradt, managing members of Moussescapade, LP, are the natural born persons with shared voting and investment power over the securities held by the selling stockholder.

(23)	Includes 103,338 shares of common stock issuable upon conversion of $831,870 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(24)
Includes 35,016 shares of common stock issuable upon conversion of $281,875 in principal and interest under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $109,175 in interest, or 13,562 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity.   Mr. Bryant Riley and Mrs. Carleen Riley are the trustees of the selling stockholder and the natural born persons with voting and investment power over the securities held by the selling stockholder. These securities may be deemed beneficially owned by Mr. and Mrs. Riley. Mr. Riley is a director of the Company.  This selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

(25)	Includes 48,578 shares of common stock issuable upon conversion of $391,050 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(26)
Includes 31,832 shares of common stock issuable upon conversion of $256,250 in principal and interest under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $99,250 in interest, or 12,329 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity.   Mr. Bryant Riley is the trustee of the selling stockholder and is the natural born person with sole voting and investment power over the securities. These securities may be deemed beneficially owned by Mr. Riley.  Mr. Riley is a director of the Company.  This selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

(27)	Includes 44,161 shares of common stock issuable upon conversion of $355,500 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(28)
Includes 31,832 shares of common stock issuable upon conversion of $256,250 in principal and interest under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $99,250 in interest, or 12,329 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity.   Mr. Richard Riley is the trustee of the selling stockholder and is the natural born person with voting and investment power over the securities.  These securities may be deemed beneficially owned by Mr. Riley.  This selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

(29)	Includes 44,161 shares of common stock issuable upon conversion of $355,500 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

(30)
Includes 28,649 shares of common stock issuable upon conversion of $230,625 in principal and interest beneficially owned under the Notes within 60 days of May 10, 2013 at a conversion rate of $8.05 per share. Does not include $89,325 in interest, or 11,096 additional shares, which will accrue in favor of the listed selling stockholder prior to maturity. Mr. Bryant Riley is the trustee of the selling stockholder and is the natural born person with sole voting and investment power over the securities. These securities may be deemed to be beneficially owned by Mr. Riley.  Mr. Riley is a director of the Company.  This selling stockholder has indicated that it is an affiliate of a broker-dealer and has represented that it acquired the shares offered hereby in the ordinary course of business and at the time of the acquisition did not have any agreements or understandings, directly or indirectly, with any person to distribute those shares.

(31)	Includes 39,745 shares of common stock issuable upon conversion of $319,950 in principal and interest under the Notes, if held to maturity at a conversion rate of $8.05 per share.

PLAN OF DISTRIBUTION

    The shares of common stock offered by this prospectus will be offered and sold by the selling stockholders named in this prospectus, by their donees, or by their other successors in interest.  We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling stockholders, and any discounts or commissions payable with respect to sales of the shares.

    The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	in options transactions; and

•	by any other legally available means.

    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144rather than pursuant to this prospectus.

    From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns.  If a selling stockholder defaults in the performance of the selling stockholder’s secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers).  The selling stockholders also may transfer and donate shares in other circumstances.  Donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the donees are broker-dealers or are affiliated with broker-dealers).  The number of shares beneficially owned by a selling stockholder will decrease as and when a selling stockholder donates such stockholder’s shares or defaults in performing obligations secured by such stockholder’s shares.  The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

    In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

    The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act of 1933.

    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling stockholders for use in this prospectus or the registration statement.
We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their respective affiliates.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Transfer Agent

    The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS

    Certain legal matters in connection with the issuance of the securities offered under this prospectus will be passed upon for us by Theodora Oringher PC, attorneys at law, Los Angeles, California.

EXPERTS

    The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

    We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

    The Commission allows us to "incorporate by reference" into this prospectus the information we file with them.  The information we incorporate by reference into this prospectus is an important part of this prospectus.  Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement.  The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

    We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 15, 2012, and amended on April 29, 2013;

•	our Current Report on Form 8-K filed on January 11, 2013;

•	our Current Report on Form 8-K filed on March 7, 2013;

•	our Current Report on Form 8-K filed on April 18, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 9, 2013;

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

o	Form 8-K filed with the SEC on May 26, 1988;
o	Form 8-K filed with the SEC on June 2, 1992;
o	Form 8-K filed with the SEC on May 18, 1999; and
o	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004

    We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the date of the initial registration statement and prior to the effectiveness of the registration statement or that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus.  We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

    You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600

    No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or any selling shareholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    We estimate that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by a selling stockholder and any discounts or commissions payable with respect to sales of the shares, will be paid by us.  See "Plan of Distribution”.

SEC registration fee	$7,304.85
Printing expenses	$0.0
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$20,000.00
Miscellaneous	$0.0

Total	$37,304.85

Item 15.  Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law permits our Board of Directors to indemnify any person against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which he is made a party because he serves or served as a director, officer, employee or agent of Cadiz or of another entity.  The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    Our Bylaws provide for mandatory indemnification of directors and officers of Cadiz, and those serving at the request of Cadiz as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law.  The Bylaws provide that this indemnification shall be a contract right between each of these persons and Cadiz.

    Our Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director's duty of loyalty to Cadiz or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.

    Our Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended.  We have also purchased a liability insurance policy which insures our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

    The following exhibits are filed or incorporated by reference as part of this Registration Statement.

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10         Cadiz Inc. Bylaws, as amended(7)

4.11         Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(8)

4.12         Amendment No. 6 to Credit Agreement and Amendment No. 4 to the Registration Rights Agreement (including form of Warrants) among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of October 30, 2012 (9)

4.13         Indenture (including form of Notes) among Cadiz Inc., as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of March 5, 2013 (10)

4.14         Private Placement Purchase Agreement (including form of Registration Rights Agreement) among Cadiz Inc. and Purchasers (as defined therein) dated as of March 4, 2013 (10)

4.15         Exchange Agreement (including form of Registration Rights Agreement) among Cadiz Inc. and Holders (as defined therein) dated March 4, 2013 (10)

5.1           Opinion of Theodora Oringher PC as to the legality of the securities being registered(11)

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Theodora Oringher PC (included in its opinion filed as Exhibit 5.1)(11)

24.1         Power of Attorney (included on signature page)

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004 and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an Exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference

(9)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 2012 and incorporated herein by reference

(10)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference

(11)	Previously filed as an exhibit to the original registration statement filed on May 21, 2013, and incorporated herein by reference.

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 , and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Intentionally omitted]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 25, 2013.

CADIZ INC.
Registrant

By:	/s/ Scott Slater
Scott Slater, Chief Executive Officer and President

KNOW ALL YE BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Scott Slater and Timothy J. Shaheen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Position	Date

/s/ Scott Slater	June 25, 2013
Scott Slater, Chief Executive Officer and President
(Principal Executive Officer)

/s/ Timothy J. Shaheen	June 25, 2013
Timothy J. Shaheen, Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Keith Brackpool	June 25, 2013
Keith Brackpool, Chairman

/s/ Stephen E. Courter	June 25, 2013
Stephen E. Courter, Director

_________________	June __ , 2013
Geoffrey Grant, Director

/s/ Winston H. Hickox	June 25, 2013
Winston H. Hickox, Director

/s/ Murray H. Hutchison	June 25, 2013
Murray H. Hutchison, Director

/s/ Raymond J. Pacini	June 25, 2013
Raymond J. Pacini, Director

_____________________	June __ , 2013
Bryant R. Riley, Director

EXHIBITS INDEX

Exhibit No.:      Title of Document

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10         Cadiz Inc. Bylaws, as amended(7)

4.11         Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(8)

4.12         Amendment No. 6 to Credit Agreement and Amendment No. 4 to the Registration Rights Agreement (including form of Warrants) among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of October 30, 2012 (9)

4.13         Indenture (including form of Notes) among Cadiz Inc., as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of March 5, 2013 (10)

4.14         Private Placement Purchase Agreement (including form of Registration Rights Agreement) among Cadiz Inc. and Purchasers (as defined therein) dated as of March 4, 2013 (10)

4.15         Exchange Agreement (including form of Registration Rights Agreement) among Cadiz Inc. and Holders (as defined therein) dated March 4, 2013 (10)

5.1           Opinion of Theodora Oringher PC as to the legality of the securities being registered(11)

23.1         Consent of PricewaterhouseCoopers LLP

23.2         Consent of Theodora Oringher PC (included in its opinion filed as Exhibit 5.1)(11)

24.1         Power of Attorney (included on signature page)

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004 and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an Exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference

(9)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 2012 and incorporated herein by reference

(10)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference

(11)	Previously filed as an exhibit to the original registration statement filed on May 21, 2013, and incorporated herein by reference.